Exhibit 99.2

NEWS RELEASE

FOR IMMEDIATE RELEASE

Pacira Pharmaceuticals Announces Pricing of $300 Million Aggregate Principal Amount of 2.375% Convertible Senior Notes due 2022

PARSIPPANY, N.J., March 7, 2017 (GLOBE NEWSWIRE) — Pacira Pharmaceuticals, Inc. (NASDAQ: PCRX) today announced the pricing of $300 million aggregate principal amount of convertible senior notes due 2022 (the “notes”) in a private placement to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”).  Pacira also granted the initial purchasers of the notes a 30-day option to purchase up to an additional $45 million aggregate principal amount of notes.  The sale of the notes to the initial purchasers is expected to settle on March 13, 2017, subject to customary closing conditions, and is expected to result in approximately $290 million of net proceeds to Pacira after deducting fees and estimated offering expenses payable by Pacira (assuming no exercise of the initial purchasers’ option to purchase additional notes).

Pacira intends to use a portion of the net proceeds to exchange approximately $112 million aggregate principal amount of its existing 3.25% convertible senior notes due 2019 (the “2019 Notes”) for a combination of cash and shares of Pacira common stock to be completed concurrently with the offering (the “Note Exchanges”). In connection with the Note Exchanges, Pacira expects to pay approximately $113 million in cash, which includes accrued interest, and issue approximately 2.4 million shares of its common stock, to settle such exchanges. The remaining net proceeds will be used for general corporate purposes, including working capital, research and development expenditures and the license or acquisition of complementary products and/or technologies.

The notes will be general unsecured senior obligations of Pacira and will mature on April 1, 2022, unless earlier repurchased, redeemed or converted in accordance with their terms. The notes will bear interest at a fixed rate of 2.375% per year, payable semi-annually in arrears on April 1 and October 1 of each year, beginning on October 1, 2017.

Prior to the close of business on the business day immediately preceding October 1, 2021, the notes are convertible at the option of the holders only under certain conditions. On or after October 1, 2021, until the close of business on the second scheduled trading day immediately preceding the maturity date, holders may convert their notes at their option, irrespective of these conditions.  Pacira will settle conversions of the notes by paying or delivering, as the case may be, cash, shares of its common stock, or a combination of cash and shares of its common stock, at its election.

The conversion rate will initially be 14.9491 shares of common stock per $1,000 principal amount of notes, subject to adjustment in certain circumstances.  This represents an initial conversion price of approximately $66.89 per share, representing a 37.5% conversion premium over the closing price of $48.65 per share of Pacira common stock on March 7, 2017.

On or after April 1, 2020, Pacira may redeem for cash all or part of the notes under certain circumstances at a redemption price equal to the principal amount of the notes to be redeemed, plus accrued and unpaid interest, if any. In addition, calling any note for redemption will constitute a make-whole fundamental change (as defined in the indenture governing the notes) with respect to that note, in which case the conversion rate applicable to the conversion of that note, if it is converted in connection with the redemption, will be increased in certain circumstances.

The offering of the notes is being made to qualified institutional buyers pursuant to Rule 144A under the Securities Act. The offer and sale of the notes and the shares of Pacira common stock, if any, issuable upon conversion of the notes have not been and will not be registered under the Securities Act or any state securities laws, and, unless so registered, the notes and such shares may not be offered or sold in the United States or to U.S. persons except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall it constitute an offer, or the solicitation of any sale, of any securities in any jurisdiction in which such offer, solicitation or sale is unlawful.

About Pacira

Pacira Pharmaceuticals, Inc. (NASDAQ:PCRX) is a specialty pharmaceutical company focused on the clinical and commercial development of new products that meet the needs of acute care practitioners and their patients. The company’s flagship product, EXPAREL® (bupivacaine liposome injectable suspension), indicated for single-dose infiltration into the surgical site to produce postsurgical analgesia, was commercially launched in the United States in April 2012. EXPAREL and two other products have successfully utilized DepoFoam®, a unique and proprietary product delivery technology that encapsulates drugs without altering their molecular structure, and releases them over a desired period of time.

Forward Looking Statements

Certain of the statements made in this press release, such as those, among others, relating to our expectations regarding the completion of the offering of the notes, and other statements containing the words “believes,” “anticipates,” “plans,” “estimates,” “expects,” “intends,” “may” and similar expressions, constitute forward-looking statements.  Actual results or developments may differ materially from those projected or implied in these forward-looking statements.  Factors that may cause such a difference include, without limitation, risks and uncertainties related to whether or not we will be able to raise capital through the offering of the notes, the final terms of the offering of the notes, market and other conditions, the satisfaction of customary closing conditions related to the proposed offering and the impact of general economic, industry or political conditions in the United States or internationally.  There can be no assurance that we will be able to complete the offering of the notes on the anticipated terms, or at all. Additional risks and uncertainties relating to the offering of the notes, Pacira and our business are discussed in the “Risk Factors” section of our most recent Annual Report on Form 10-K for the fiscal year ended December 31, 2016 and in other filings that we periodically make with the SEC.  In addition, the forward-looking statements included in this press release represent our views as of the date of this press release. Important factors could cause our actual results to differ materially from those indicated or implied by forward-looking statements, and, as such, we anticipate that subsequent events and developments will cause our views to change. However, while we may elect to update these forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, except as may be required by law. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date of this press release.

Investor Contact:

Susan Mesco

(973) 451-4030

susan.mesco@pacira.com